UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2015

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street

Suite 415

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(617) 274-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2015, the Board of Directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) voted to increase the size of the Board to seven directors and appointed Jean-Paul Kress, M.D. to serve as a Group II Director on the Board.

In accordance with the Company’s current Non-Employee Director Compensation Policy, Mr. Kress will receive cash compensation of $40,000 per year for his service on the Board, payable on a quarterly basis at the beginning of the applicable quarter, and an initial grant of an option to purchase shares of Company common stock having a total value, based on the grant date price of Company common stock, of $245,400, with 25% of the total number of shares underlying the option vesting on each of the following four years on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of the Company’s stockholders in the four years following the date of grant, provided that Mr. Kress continues to serve as a director through such date. Mr. Kress will also be eligible to receive annual grants of equity awards pursuant to and in accordance with the Company’s Non-Employee Director Compensation Policy as in effect from time to time.

Mr. Kress has not been appointed to serve on any committees of the Board, and the Company has not yet determined any committees of the Board to which Mr. Kress will be appointed.

There are no arrangements or understandings between Mr. Kress and any other person pursuant to which Mr. Kress was elected to the Board, and there are no relationships between Mr. Kress and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ Edward Kaye
Edward Kaye Interim Chief Executive Officer, Senior Vice President and Chief Medical Officer

Date: October 1, 2015